SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  AMENDMENT NO.2
                                       TO
                                   FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it expressly adopts as its own the registrant of its predecessor Monarch Funds, a Delaware statutory trust, under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection therewith submits the following information:



                                  MONARCH FUNDS
              --------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                   Two Portland Square, Portland, Maine  04101
              --------------------------------------------------
                     (Address of Principal Business Office)


       Registrant's Telephone Number, including Area Code: (207) 879-1900
              --------------------------------------------------

                            David I. Goldstein, Esq.
                         Forum Financial Services, Inc.
                   Two Portland Square, Portland, Maine  04101
              --------------------------------------------------
               (Name and Address of Agent for Service of Process)

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ X ] NO [ ].

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Portland and the State of Maine on the 23rd day of April, 2003.

                                             MONARCH FUNDS

                                             By:  /s/ John Y. Keffer
                                                  --------------------
                                                      John Y. Keffer
                                                      President

Attest:  /s/ Leslie K. Klenk
         -------------------------------
             Leslie K. Klenk
             Secretary